EXHIBIT 99.1

Contact:
Laurie Little
Sr. Director, Investor Relations
(949) 743-9216
Spectrum Pharmaceuticals enters into definitive
agreements to raise $42 Million in Public Offering with
Leading Biotech Institutional Investors
     IRVINE, Calif., September 15, 2005 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has entered into definitive agreements to raise approximately $42 million through the issuance of approximately 8 million shares of its common stock at a price of $5.25 per share. In addition, purchasers of the common stock will receive six-year warrants to purchase up to approximately 4 million shares of the Company’s common stock at an exercise price of $6.62 per share. The shares of common stock and warrants will be issued pursuant to an effective shelf registration statement.
     Rodman and Renshaw, LLC acted as the exclusive placement agent for the offering. The net proceeds from the offering realized by the Company will be used for general corporate purposes. A copy of the final prospectus relating to the offering may be obtained from Shyam Kumaria, Vice President Finance, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618-2402.
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs.
###